EXHIBIT 99A


                         SELECTED 5-YEAR FINANCIAL DATA
                         AND SELECTED YEAR-END BALANCES








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                            LAKE ARIEL BANCORP, INC.
                             SELECTED FINANCIAL DATA


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(in thousands, except per share data)
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Year Ended December 31                          1997         1996         1995          1994         1993
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

Interest income                                 $24,650       $20,275      $18,548      $14,157      $10,898
Interest expense                                 13,525        10,183        9,514        5,967        4,269
Net interest income                              11,125        10,092        9,034        8,190        6,629
Provision for possible credit losses                780           650          810          375          640
Other operating income                            3,401         2,706        2,481        1,679        2,303
Other operating expenses                          9,210         7,997        7,763        6,831        5,591
Income before income taxes                        4,536         4,151        2,942       2,663       2,658(2)
Provision for income taxes                        1,105         1,120          635          535          606
Net income                                        3,431         3,031        2,307        2,128        2,052

Earnings per share - Basic(1)                       .92           .82          .63          .59          .76
Earnings per share - Diluted(1)                     .88           .82          .63          .59          .76
Dividends per share                                 .38           .32          .27          .25          .19

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(1)  Reflects  adjustment for 5% stock  dividends  issued on October 1, 1997 and
     1996, and two-for-one stock split effective November 10, 1997.
(2) Reflects adjustment for cumulative effect of a change in accounting for income taxes.

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


Year-End Balances
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


Total assets                                   $368,073      $297,906     $251,859     $236,125     $169,189
Investment securities                           114,790        87,000       73,169       76,677       40,151
Loans and leases, net                           208,236       175,990      152,306      135,018      109,302
Deposits                                        280,450       253,196      208,759      192,187      146,054
Long-term debt                                   47,656        20,023       15,156       15,219          281
Stockholders= equity                             35,815        21,172       19,509       15,799       16,272


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